Exhibit 21.1

Subsidiaries of the Registrant

The following are the subsidiaries of the Company as of March 31, 2023:

Bitnile.com, Inc. 100%

Ecoark, Inc., 100%

Zest Labs, Inc., 100%

Agora Digital Holdings, Inc., 89%